Exhibit 99.1

P R E S S R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS FIRST QUARTER RESULTS

SAN ANTONIO, Texas – February 18, 2004 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its first fiscal quarter ended December 31, 2003.

First quarter revenue was $2.6 million versus $4.3 million in the same period a year ago. Net loss available to common shareholders was $1.2 million, or $1.26 per diluted share, versus a net loss of $817,000, or $0.99 per diluted share, in the first quarter last year.

Management attributed the decline in first quarter revenue to a lower number of active contracts versus last year’s first quarter, as well as the impact of anticipated increases in project costs, and therefore, a decrease in the estimated percentage of completion on some contracts. ASI’s bottom-line performance was negatively affected by both the decline in contract volume and by several lower-margin projects the Company has been working to complete.

A broad decline in IT and GIS-related spending during 2002 and 2003 led to a corresponding decrease in new contract signings at ASI. General market conditions remain soft relative to historic levels, however, proposal requests began to increase in the latter part of fiscal 2003. During the first quarter, the Company successfully converted several bids into firm orders and ended the quarter with an order backlog of $9.7 million, down from $17.4 million at the end of last year’s first quarter, but up 23% from $7.9 million at the end of fiscal 2003.

“We are pleased by the recent increase in contract volume and are encouraged that it may be a sign the climate is improving for our business and the industry as a whole,” said Lori Jones, Chief Financial Officer. “In the meantime, we have greatly reduced our cost base to reflect the generally slower market conditions. Our objective is to improve our bottom line before adding any significant new costs to our operations.”

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Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K

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ANALYTICAL SURVEYS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2003	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash	$2,032	1,952
Accounts receivable, net of allowance for doubtful accounts of $100 and $100	2,037	3,029
Revenue in excess of billings	5,713	6,112
Prepaid expenses and other	308	166

Total current assets	10,090	11,259

Equipment and leasehold improvements, at cost:
Equipment	4,899	4,896
Furniture and Fixtures	484	484
Leasehold improvement	267	267

	5,650	5,647
Less accumulated depreciation and amortization	(5,211)	(5,126)

Net equipment and leasehold improvements	439	521

Total assets	$10,529	11,780

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ANALYTICAL SURVEYS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2003	September 30, 2003
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	75	74
Billings in excess of revenue	262	162
Accounts payable	2,379	2,504
Accrued liabilities	615	647
Accrued interest – related party	148	150
Redeemable preferred stock – current portion	800	—
Accrued payroll and related benefits	830	958

Total current liabilities	5,109	4,495

Notes payable, less current portion	33	53
Senior secured convertible debenture – related party	1,617	1,900
Redeemable preferred stock; no par value. Authorized 2,500 shares; 1,600 shares issued and outstanding at December 31 and September 30 (liquidation value $2,240 and $1,600 respectively, less current portion)	800	1,450

Total long-term liabilities	2,450	3,403

Total liabilities	7,559	7,898

Stockholders’ equity:
Common stock; no par value. Authorized 10,000 shares; 1,085 and 824 shares issued and outstanding at December 31 and September 30, respectively	33,363	33,039
Accumulated deficit	(30,393)	(29,157)

Total stockholders’ equity	2,970	3,882

Total liabilities and stockholders’ equity	$10,529	11,780

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ANALYTICAL SURVEYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE

INCOME (LOSS)

(In thousands except per share amounts)

	Three Months Ended December 31
	2003	2002
Revenues	$2,554	4,285

Costs and expenses
Salaries, wages and related benefits	1,809	2,596
Subcontractor costs	796	621
Other general and administrative	864	1,257
Depreciation and amortization	85	145
Severance and related costs	22	253

	3,576	4,872

Loss from operations	(1,022)	(587)

Other income (expense)
Interest expense, net	(214)	(50)
Other	—	40

	(214)	(10)

Net loss	(1,236)	(597)

Accretion of discount and dividends on preferred shares	—	(220)

Net loss available to common shareholders	$(1,236)	(817)

Basic loss per common share: available to common shareholders	$(1.26)	(0.99)

Diluted loss per common share: available to common shareholders	$(1.26)	(0.99)

Weighted average common shares:
Basic	980	824
Diluted	980	824

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